UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): September 19, 2007

OASIS ONLINE TECHNOLOGIES CORP.

(Exact name of registrant as specified in its charter)

Minnesota	000-17064	41-1430130
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

5353 Manhattan Circle, Suite 101, Boulder, Colorado  80303
 (Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (303) 499-6000

Implant Technologies, Inc.
(Former name or former address, if changed since last report)

Copies to:
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendment to Articles of Incorporation or Bylaws.

On September 19, 2007, Implant Technologies, Inc. (the “Company”) filed a certificate of amendment to the Company’s Articles of Incorporation with the Secretary of State of the State of Minnesota to (i) change its name from Implant Technologies, Inc. to Oasis Online Technologies Corp and (ii) give notice that the Company intends to effect an eight-for-one reverse stock split.

Upon effectiveness of the eight-for-one reverse stock split, all issued and outstanding shares, as of the effective date, shall be consolidated to the extent that the issued and outstanding shares of Common Stock shall be reduced from 99,438,464 prior to the reverse split to 12,429,808 following the reverse stock split. No fractional shares shall be issued. In lieu of issuing fractional shares, the Company will issue to any stockholder who otherwise would have been entitled to receive a fractional share as a result of the reverse stock split an additional full share of its Common Stock. The number of authorized shares of common stock of the Company were reduced by the same eight for one ratio as the issued and outstanding shares of common stock.  This reverse stock split did not adversely affect the rights or preferences of the holders of the outstanding shares of common stock and will not result in the percentage of authorized shares of common stock that remains unissued after the reverse stock split to exceed the percentage of authorized shares of common stock that were unissued before the reverse split.

In addition, effective September 26, 2007, the Company’s quotation symbol on the Over-the-Counter Bulletin Board was changed from IMLT to OOLN.  A copy of the Certificate of Amendment changing the Company’s name to Oasis Online Technologies Corp. is attached hereto as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
3.1	Certificate of Amendment to the Articles of Incorporation changing the Company’s name to Oasis Online Technologies Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OASIS ONLINE TECHNOLOGIES CORP.

Date: October 3, 2007	By:	/s/ Erik Cooper
Erik Cooper
Chief Executive Officer